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                                                                       Exhibit 5

                               October 10, 1997


Board of Directors
Yonkers Financial Corporation
6 Executive Plaza
Yonkers, NY  10701

Gentlemen:

         We have acted as counsel to Yonkers Financial Corporation (the "Corporation") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 142,830 shares of the Corporation's Common Stock, par value $.01 per share (the "Common Stock"), to be offered pursuant to Yonkers Financial Corporation 1996 Management Recognition Plan (the "Plan") and related interests in the Plan.

         In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan and related trust agreement, the Corporation's Certificate of Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of giving this opinion.

         Based upon the foregoing, it is our opinion that the Common Stock and interests in the Plan covered by the Registration Statement will, when issued by the Plan, be legally issued, fully paid and non-assessable.

                                            Very truly yours,

                                            /s/ Silver, Freedman & Taff, L.L.P.

                                            SILVER, FREEDMAN & TAFF, L.L.P.